Exhibit 99.9

DTS INC.

RESTRICTED STOCK UNITS AGREEMENT — NON US

DTS, Inc. has granted to the Participant named in the Notice of Grant of Restricted Stock Units (the “Grant Notice”) to which this Restricted Stock Units Agreement (the “Agreement”) is attached an Award consisting of Restricted Stock Units (the “Units”) subject to the terms and conditions set forth in the Grant Notice and this Agreement.  The Award has been granted pursuant to and shall in all respects be subject to the terms conditions of the DTS, Inc. 2012 Equity Incentive Plan (the “Plan”), as amended to the Grant Date, the provisions of which are incorporated herein by reference.  By signing the Grant Notice, the Participant: (a) acknowledges receipt of and represents that the Participant has read and is familiar with the Grant Notice, this Agreement, the Plan and a prospectus for the Plan prepared in connection with the registration with the Securities and Exchange Commission of the shares issuable pursuant to the Award (the “Plan Prospectus”), (b) accepts the Award subject to all of the terms and conditions of the Grant Notice, this Agreement and the Plan and (c) agrees to accept as binding, conclusive and final all decisions or interpretations of the Committee upon any questions arising under the Grant Notice, this Agreement or the Plan.

1.               DEFINITIONS AND CONSTRUCTION.

1.1         Definitions.  Unless otherwise defined herein, capitalized terms shall have the meanings assigned in the Grant Notice or the Plan.

1.2         Construction.  Captions and titles contained herein are for convenience only and shall not affect the meaning or interpretation of any provision of this Agreement.  Except when otherwise indicated by the context, the singular shall include the plural and the plural shall include the singular.  Use of the term “or” is not intended to be exclusive, unless the context clearly requires otherwise.

2.               ADMINISTRATION.

All questions of interpretation concerning the Grant Notice, this Agreement and the Plan shall be determined by the Committee or its designee.  All such determinations shall be final and binding upon all persons having an interest in the Award as provided by the Plan.  Any Officer shall have the authority to act on behalf of the Company with respect to any matter, right, obligation, or election which is the responsibility of or which is allocated to the Company herein, provided the Officer has apparent or actual authority with respect to such matter, right, obligation, or election.

3.               THE AWARD.

3.1         Grant of Units.  On the Grant Date, the Participant shall acquire, subject to the provisions of this Agreement, the Number of Restricted Stock Units set forth in the Grant Notice, subject to adjustment as provided in Section 9.  Each Unit represents a right to receive on a date determined in accordance with the Grant Notice and this Agreement one (1) Share for each Vested Unit.

3.2         No Monetary Payment Required.  The Participant is not required to make any monetary payment (other than applicable tax withholding, if any) as a condition to receiving the Units or shares of Stock issued upon settlement of the Units, the consideration for which shall be past services actually rendered and/or future services to be rendered to a Participating Company.  Notwithstanding the foregoing, if required by applicable state corporate law, the Participant shall furnish consideration in the form of cash or past services rendered having a value not less than the par value of the shares of Stock issued upon settlement of the Units.

4.               VESTING OF UNITS.

The Units shall vest and become Vested Units as provided in the Grant Notice.  Upon vesting,

5.               COMPANY REACQUISITION RIGHT.

5.1         Grant of Company Reacquisition Right.  Except to the extent otherwise provided in an employment agreement between the Company or an a Participating Company and the Participant, in the event that the Participant’s Service terminates for any reason or no reason, with or without cause, the Participant shall forfeit and the Company shall automatically reacquire all Units which are not, as of the time of such termination, Vested Units (“Unvested Units”), and the Participant shall not be entitled to any payment therefor (the “Company Reacquisition Right”).

5.2         Ownership Change Event, Non-Cash Dividends, Distributions and Adjustments.  Upon the occurrence of an Ownership Change Event, a dividend or distribution to the stockholders of the Company paid in shares of Stock or other property, or any other adjustment upon a change in the capital structure of the Company as described in Section 10.2 of the Plan, any and all new, substituted or additional securities or other property (other than regular, periodic cash dividends paid on shares of Stock pursuant to the Company’s dividend policy) to which the Participant is entitled by reason of the Participant’s ownership of Unvested Units shall be immediately subject to the Company Reacquisition Right and included in the terms “Units” and “Unvested Units” for all purposes of the Company Reacquisition Right with the same force and effect as the Unvested Units immediately prior to the Ownership Change Event, dividend, distribution or adjustment, as the case may be.  For purposes of determining the number of Vested Units following a Ownership Change Event, dividend, distribution or adjustment, credited Service shall include all Service with any corporation which is a Participating Company at the time the Service is rendered, whether or not such corporation is is a Participating Company both before and after such event.

6.               SETTLEMENT OF THE AWARD.

6.1         Issuance of Shares.  Subject to the provisions of Section 6.3 below, the Company shall issue to the Participant on the settlement date with respect to each Vested Unit to be settled on such date one (1) Share.  Shares of Stock issued in settlement of Units shall not be subject to any restriction on transfer other than any such restriction as may be required pursuant to Section 6.3, Section 7 or the Company’s Insider Trading Policy.

6.2         Beneficial Ownership of Shares; Certificate Registration.  The Participant hereby authorizes the Company, in its sole discretion, to deposit for the benefit of the Participant with the broker designated by the Company with which the Participant has an account, any or all shares of Stock acquired by the Participant pursuant to the settlement of the Award.  Except as provided by the preceding sentence, a certificate for the shares of Stock as to which the Award is settled shall be registered in the name of the Participant, or, if applicable, in the names of the heirs of the Participant.

6.3         Restrictions on Grant of the Award and Issuance of Shares.  The grant of the Award and issuance of shares of Stock upon settlement of the Award shall be subject to compliance with all applicable requirements of federal, state or foreign law with respect to such securities.  No shares of Stock may be issued hereunder if the issuance of such shares of Stock would constitute a violation of any applicable federal, state or foreign securities laws or other law or regulations or the requirements of any stock exchange or market system upon which the shares of Stock may then be listed.  The inability of the Company to obtain from any regulatory body having jurisdiction the authority, if any, deemed by the Company’s legal counsel to be necessary to the lawful issuance of any shares subject to the Award shall relieve the Company of any liability in respect of the failure to issue such shares of Stock as to which such requisite authority shall not have been obtained.  As a condition to the settlement of the Award, the Company may require the Participant to satisfy any qualifications that may be necessary or appropriate, to evidence compliance with any applicable law or regulation and to make any representation or warranty with respect thereto as may be requested by the Company.

6.4         Fractional Shares.  The Company shall not be required to issue fractional shares of Stock upon the settlement of the Award.  Any fractional Share resulting from a settlement of an Award shall be rounded down to the nearest whole number.

7.               TAX WITHHOLDING.

7.1         In General.  The Participant acknowledges and agrees that the ultimate liability for any federal, state, local and foreign tax (including any applicable social insurance contributions) which arise in connection with the Award, the vesting of Units or the issuance of shares of Stock in settlement thereof (“Tax-Related Items”) is and remains the Participant’s responsibility and may exceed the amount actually withheld by the Company or a Participating Company.  The Participant further acknowledges that the Company and/or any Participating Company (a) makes no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the Awards, including the grant or vesting of the Awards, the subsequent sale of shares of Stock acquired under the Plan and the receipt of dividends, if any; and (b) does not commit to and is under no obligation to structure the terms of the Awards or any aspect of the Awards to reduce or eliminate the Participant’s liability for Tax-Related Items, or achieve any particular tax result.  Further, if Participant has become subject to tax in more than one jurisdiction between the date of grant and the date of any relevant taxable event, Participant acknowledges that the Company and/or any Participating Company (or former employer, as applicable) may be required to withhold or account for Tax-Related Items in more than one jurisdiction.  At the time the Grant Notice is executed, or at any time thereafter as requested by the Company, the Participant hereby authorizes withholding from payroll and any other amounts payable to the Participant, and otherwise agrees to make adequate provision for any Tax-Related Items.  The Company shall have no obligation to deliver shares of Stock until such tax withholding obligations of the Company have been satisfied by the Participant.

7.2         Assignment of Sale Proceeds; Payment of Tax Withholding by Check or Other Approved Means.  Subject to compliance with applicable law and the Company’s Insider Trading Policy, the Company may permit the Participant to satisfy the Tax-Related Items in accordance with procedures established by the Company providing for either (i) delivery by the Participant to the Company or a broker approved by the Company of properly executed instructions, in a form approved by the Company, providing for the assignment to the Company of the proceeds of a sale with respect to some or all of the shares of Stock being acquired upon settlement of Units, or (ii) payment by check, cash, bank order or other method approved in advance by the Company.

7.3         Withholding in Shares.  The Company may require the Participant to satisfy all or any portion of the Tax-Related Items by deducting from the shares of Stock otherwise deliverable to the Participant in settlement of the Award a number of whole shares of Stock having a fair market value, as determined by the Company as of the date on which the tax withholding obligations arise, not in excess of the amount of such Tax-Related Items determined by the applicable minimum statutory withholding rates.

7.4         Default Withholding Provision.  Except as otherwise provided by the Company, if the Participant does not deliver to the Company at least five (5) days prior to a Settlement Date a written notice of Participant’s election to satisfy by cash, check, bank order or other manner agreeable to the Company, all Tax-Related Items and the Company agree that the Company shall retain that number of the shares of Stock, based on the fair market value of the Company’s common stock on such Settlement Date, with an aggregate value equal to the amount of the Tax-Related Items.

8.               EFFECT OF CHANGE IN CONTROL.

In the event of a Change in Control, except to the extent that the Committee determines to cash out the Award in accordance with Section 13.1(c) of the Plan, the surviving, continuing, successor, or purchasing entity or parent thereof, as the case may be (the “Acquiror”), may, without the consent of the Participant, assume or continue in full force and effect the Company’s rights and obligations under all or any portion of the outstanding Units or substitute for all or any portion of the outstanding Units substantially equivalent rights with respect to the Acquiror’s stock.  For purposes of this Section, a Unit shall be deemed assumed if, following the Change in Control, the Unit confers the right to receive, subject to the terms and conditions of the Plan and this Agreement, the consideration (whether stock, cash, other securities or property or a combination thereof) to which a holder of a Share on the effective date of the Change in Control was entitled(and if holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding shares of Stock); provided, however, that if such consideration is not solely common stock of the Acquiror, the Committee may, with the consent of the Acquiror, provide for the consideration to be received upon settlement of the Unit to consist solely of common stock of the Acquiror equal in Fair Market Value to the per share consideration received by holders of Share pursuant to the Change in Control.

9.               ADJUSTMENTS FOR CHANGES IN CAPITAL STRUCTURE.

Subject to any required action by the stockholders of the Company and the requirements of Section 409A of the Code to the extent applicable, in the event of any change in the shares of Stock effected without receipt of consideration by the Company, whether through merger, consolidation, reorganization, reincorporation, recapitalization, reclassification, stock dividend, stock split, reverse stock split, split-up, split-off, spin-off, combination of shares, exchange of shares, or similar change in the capital structure of the Company, or in the event of payment of a dividend or distribution to the stockholders of the Company in a form other than shares of Stock (excepting normal cash dividends) that has a material effect on the Fair Market Value of shares of Stock, appropriate and proportionate adjustments shall be made in the number of Units subject to the Award and/or the number and kind of shares to be issued in settlement of the Award, in order to prevent dilution or enlargement of the Participant’s rights under the Award.  For purposes of the foregoing, conversion of any convertible securities of the Company shall not be treated as “effected without receipt of consideration by the Company.”  Any and all new, substituted or additional securities or other property to which the Participant is entitled by reason of the grant of Units acquired pursuant to this Award will be immediately subject to the provisions of this Award on the same basis as all Units originally acquired hereunder.  Any fractional Unit or share resulting from an adjustment pursuant to this Section shall be rounded down to the nearest whole number.  Such adjustments shall be determined by the Committee, and its determination shall be final, binding and conclusive.

10.         RIGHTS AS A STOCKHOLDER OR EMPLOYEE .

The Participant shall have no rights as a stockholder with respect to any shares of Stock which may be issued in settlement of this Award until the date of the issuance of a certificate for such shares of Stock (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company).  No adjustment shall be made for dividends, distributions or other rights for which the record date is prior to the date such certificate is issued, except as provided in Section 9.  If the Participant is an Employee, the Participant understands and acknowledges that, except as otherwise provided in a separate, written employment agreement between a Participating Company and the Participant, the Participant’s employment is “at will” and is for no specified term.  Nothing in this Agreement shall confer upon the Participant any right to continue in the Service of a Participating Company or interfere in any way with any right to terminate the Participant’s Service at any time.

11.         NATURE OF GRANT.

In accepting the grant of Awards, the Participant acknowledges that:

(i)                                     the grant of the Awards is voluntary and occasional and does not create any contractual or other right to receive future grants of Awards, or benefits in lieu of Awards, even if Awards have been granted repeatedly in the past;

(ii)                                  all decisions with respect to future Award grants, if any, will be at the sole discretion of the Company;

(iii)                               the Participant’s participation in the Plan shall not create a right to further employment with the Company or any Participating Company and shall not interfere with the ability of any employer to terminate his or her employment relationship, if any, at any time;

(iv)                              the Participant is voluntarily participating in the Plan;

(v)                                 the Awards and the shares of Stock subject to the Awards are an extraordinary item that does not constitute compensation of any kind for services of any kind rendered to the Company or any Participating Company, and which are outside the scope of the Participant’s employment contract, if any;

(vi)                              the Awards and the shares of Stock subject to the Awards are not intended to replace any pension rights or compensation;

(vii)                           the Awards and the shares of Stock subject to the Awards are not part of normal or expected compensation or salary for any purposes, including, but not limited to, calculating any severance, resignation, termination, redundancy, dismissal, end of service payments, bonuses, long-service awards, pension or retirement or welfare benefits or similar payments and in no event should be considered as compensation for, or relating in any way to, past services for the Company or any Participating Company;

(viii)                        the Awards grant and the Participant’s participation in the Plan will not be interpreted to form an employment contract or relationship with the Company or any Participating Company;

(ix)                                the future value of the underlying shares of Stock is unknown and cannot be predicted with certainty; further, neither the Company, nor any Participating Company is responsible for any foreign exchange fluctuation between the Company’s or Participating Company’s local currency and the United States Dollar that may affect the value of the Awards;

(x)                                   in consideration of the grant of the Awards, no claim or entitlement to compensation or damages shall arise from forfeiture of the Awards resulting from Participant’s Termination of Service with the Company or any Participating Company (for any reason whatsoever and whether or not in breach of local labor laws) and the Participant irrevocably releases the Company and all Participating Companies from any such claim that may arise; if, notwithstanding the foregoing, any such claim is found by a court of competent jurisdiction to have arisen, the Participant shall be deemed irrevocably to have waived his or her entitlement to pursue such claim; and

(xi)                                the Awards and the benefits under the Plan, if any, will not automatically transfer to another company in the case of a merger, take-over or transfer of liability.

12.       DATA PRIVACY.

The Participant hereby explicitly and unambiguously consents to the collection, use and transfer, in electronic or other form, of the Participant’s personal data as described in this Agreement by and among, as applicable,  the Company and any Participating Companies for the exclusive purpose of implementing, administering and managing the Participant’s participation in the Plan.

The Participant understands that the Company or any Participating Company may hold certain personal information about the Participant, including, but not limited to, the Participant’s name, home address and telephone number, date of birth, social insurance number or other identification number, salary, nationality, job title, any shares of Stock or directorships held in the Company or any Participating Company, details of all Awards or any other entitlement to shares of Stock awarded, canceled, exercised, vested, unvested or outstanding in the Participant’s favor, for the exclusive purpose of implementing, administering and managing the Plan (“Personal Data”).

The Participant understands that Personal Data may be transferred to any third parties assisting in the implementation, administration and management of the Plan, that these recipients may be located in the United States, the Participant’s country, or elsewhere, and that the recipient’s country may have different data privacy laws and protections than the Participant’s country.  The Participant understands that he or she may request a list with the names and addresses of any potential recipients of the Personal Data by contacting the Participant’s local human resources representative.  The Participant authorizes the recipients to receive, possess, use, retain and transfer the Personal Data, in electronic or other form, for the purposes of implementing, administering and managing the Participant’s participation in the Plan, including any requisite transfer of such Personal Data as may be required to a broker or other third party with whom the Participant may elect to deposit any shares of Stock received upon vesting of the Awards.  The Participant understands that Personal Data will be held only as long as is necessary to implement, administer and manage the Participant’s participation in the Plan.  The Participant understands that he or she may, at any time, view Personal Data, request additional information about the storage and processing of Personal Data, require any necessary amendments to Personal Data or refuse or withdraw the consents herein, without cost, by contacting in writing the Participant’s local human resources representative.  The Participant understands that refusal or withdrawal of consent may affect the Participant’s ability to participate in the Plan or to realize benefits from the Awards.  For more information on the consequences of the Participant’s refusal to consent or withdrawal of consent, the Participant understands that he or she may contact his or her local human resources representative.

13.         NO ADVICE REGARDING GRANT.

The Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding the Participant’s participation in the Plan, or his or her acquisition or sale of the underlying shares of Stock.  The Participant is hereby advised to consult with his or her own personal tax, legal and financial advisors regarding the Participant’s participation in the Plan before taking any action related to the Plan.

14.         APPENDIX.

Notwithstanding any provisions in this Agreement, the Awards shall be subject to any special terms and conditions set forth in any Appendix to this Agreement for Participant’s country.  Moreover, if the Participant relocates to one of the countries included in the Appendix, the special terms and conditions for such country will apply to the Participant, to the extent Company determines that the application of such terms and conditions is necessary or advisable in order to comply with local law or facilitate the administration of the Plan.  As stated above, the Appendix constitutes part of this Agreement.

15.         IMPOSITION OF OTHER REQUIREMENTS.

The Company reserves the right to impose other requirements on Participant’s participation in the Plan, on the Awards and on any shares of Stock acquired under the Plan, to the extent the Company determines it is necessary or advisable in order to comply with local or foreign law or facilitate the administration of the Plan, and to require the Participant to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.

16.         FOREIGN EXCHANGE.

The Participant acknowledges and agrees that it is the Participant’s sole responsibility to investigate and comply with any applicable exchange control laws in connection with the issuance and delivery of the shares of Stock pursuant to the vesting of the Award and that the Participant shall be responsible for any reporting of inbound and/or outbound international fund transfers required under applicable law.  The Participant is advised to seek appropriate professional advice as to how the exchange control regulations apply to the Participant’s specific situation.

17.         LEGENDS.

The Company may at any time place legends referencing any applicable federal, state or foreign securities law restrictions on all certificates representing shares of Stock issued pursuant to this Agreement.  The Participant shall, at the request of the Company, promptly present to the Company any and all certificates representing shares of Stock acquired pursuant to this Award in the possession of the Participant in order to carry out the provisions of this Section.

18.         MISCELLANEOUS PROVISIONS.

18.1                           Termination or Amendment.  The Committee may terminate or amend the Plan at any time.  No amendment or addition to this Agreement shall be effective unless in writing and, to the extent such amendment is necessary to comply with applicable law or government regulation, may be made without the consent of the Participant.

18.2                           Nontransferability of the Award.  Prior to the issuance of shares of Stock on the applicable Settlement Date, neither this Award nor any Units subject to this Award shall be subject in any manner to anticipation, alienation, sale, exchange, transfer, assignment, pledge, encumbrance, or garnishment by creditors of the Participant or the Participant’s beneficiary, except transfer by will or by the laws of descent and distribution.  All rights with respect to the Award shall be exercisable during the Participant’s lifetime only by the Participant or the Participant’s guardian or legal representative.

18.3                           Further Instruments.  The parties hereto agree to execute such further instruments and to take such further action as may reasonably be necessary to carry out the intent of this Agreement.

18.4                           Binding Effect.  This Agreement shall inure to the benefit of the successors and assigns of the Company and, subject to the restrictions on transfer set forth herein, be binding upon the Participant and the Participant’s heirs, executors, administrators, successors and assigns.

18.5                           Delivery of Documents and Notices.  Any document relating to participation in the Plan or any notice required or permitted hereunder shall be given in writing and shall be deemed effectively given (except to the extent that this Agreement provides for effectiveness only upon actual receipt of such notice) upon personal delivery, electronic delivery at the e-mail address, if any, provided for the Participant by the Company or a Participating Company, or upon deposit in the U.S. Post Office or foreign postal service, by registered or certified mail, or with a nationally recognized overnight courier service, with postage and fees prepaid, addressed to the other party at the address shown below that party’s signature to the Grant Notice or at such other address as such party may designate in writing from time to time to the other party.

(a)                                  Description of Electronic Delivery.  The Plan documents, which may include but do not necessarily include: the Plan, the Grant Notice, this Agreement, the Plan Prospectus, and any reports of the Company provided generally to the Company’s stockholders, may be delivered to the Participant electronically.  In addition, the Participant may deliver electronically the Grant Notice to the Company or to such third party involved in administering the Plan as the Company may designate from time to time.  Such means of electronic delivery may include but do not necessarily include the delivery of a link to a Company intranet or the Internet site of a third party involved in administering the Plan, the delivery of the document via e-mail or such other means of electronic delivery specified by the Company.

(b)                                 Consent to Electronic Delivery.  The Participant acknowledges that the Participant has read Section 18.5(a) of this Agreement and consents to the electronic delivery of the Plan documents and Grant Notice, as described in Section 18.5(a).  The Participant acknowledges that he or she may receive from the Company a paper copy of any documents delivered electronically at no cost to the Participant by contacting the Company by telephone or in writing.  The Participant further acknowledges that the Participant will be provided with a paper copy of any documents if the attempted electronic delivery of such documents fails.  Similarly, the Participant understands that the Participant must provide the Company or any designated third party administrator with a paper copy of any documents if the attempted electronic delivery of such documents fails.  The Participant may revoke his or her consent to the electronic delivery of documents described in Section 18.5(a) or may change the electronic mail address to which such documents are to be delivered (if Participant has provided an electronic mail address) at any time by notifying the Company of such revoked consent or revised e-mail address by telephone, postal service or electronic mail.  Finally, the Participant understands that he or she is not required to consent to electronic delivery of documents described in Section 18.5(a).

18.6                           Integrated Agreement.  The Grant Notice, this Agreement and the Plan, together with any employment, service or other agreement between the Participant and the Company or a Participating Company referring to the Award, shall constitute the entire understanding and agreement of the Participant and the Company or a Participating Company with respect to the subject matter contained herein or therein and supersede any prior agreements, understandings, restrictions, representations, or warranties among the Participant and the Company or a Participating Company with respect to such subject matter other than those as set forth or provided for herein or therein.  To the extent contemplated herein or therein, the provisions of the Grant Notice, this Agreement and the Plan shall survive any settlement of the Award and shall remain in full force and effect.

18.7                           Applicable Law.  This Agreement shall be governed by the laws of the State of California as such laws are applied to agreements between California residents entered into and to be performed entirely within the State of California.

18.8                           Counterparts.  The Grant Notice may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

APPENDIX

ADDITIONAL TERMS AND CONDITIONS OF DTS, INC.

RESTRICTED STOCK UNITS AGREEMENT

NON-U.S. PARTICIPANTS

This Appendix includes additional terms and conditions that govern the Awards granted to the Participant under the Plan if he or she resides in one of the countries listed below.  Capitalized terms used but not defined in this Appendix have the meanings set forth in the Plan and/or the Agreement.

CANADA

Settlement of Awards.   Notwithstanding any discretion or anything to the contrary in the Plan, the grant of the Awards does not provide any right for Participant to receive a cash payment and the Awards will be settled in Shares only.

The following provisions will apply to Participants who are residents of Quebec:

Language Consent.  The parties acknowledge that it is their express wish that this Agreement, as well as all documents, notices and legal proceedings entered into, given or instituted pursuant hereto or relating directly or indirectly hereto, be drawn up in English.

Les parties reconnaissent avoir exigé la redaction en anglais de cette convention (“Agreement”), ainsi que de tous documents exécutés, avis donnés et procedures judiciaries intentées, directement ou indirectement, relativement à la présente convention.

Authorization to Release and Transfer Necessary Personal Information.  This provision supplements Section 12 of the Agreement:

Participant hereby authorizes the Company and the Company’s representatives to discuss with and obtain all relevant information from all personnel, professional or not, involved in the administration and operation of the Plan.  Participant further authorizes the Company, any Affiliate and the Committee, which administers the Plan, to disclose and discuss the Plan with their advisors.  Participant further authorizes the Company and any Affiliate to record such information and to keep such information in the Participant’s employee file.

HONG KONG

Securities Law Notice.  The Awards and Shares issued upon vesting of the Awards do not constitute a public offering of securities under Hong Kong law and are available only to Participants of the Company and its Affiliates.  The Agreement, including this Appendix, the Plan and other incidental communication materials have not been prepared in accordance with and are not intended to constitute a “prospectus” for a public offering of securities under the applicable securities legislation in Hong Kong.  Nor have the documents been reviewed by any regulatory authority in Hong Kong.  The Awards are intended only for the personal use of each eligible Participant of the Company or its Affiliates and may not be distributed to any other person.  If Participant is in any doubt about any of the contents of the Agreement, including this Appendix, or the Plan, Participant should obtain independent professional advice.

Vesting of Awards and Sale of Shares.  In the event the Participant’s Awards vest and Shares are issued to the Participant within six months of the date of grant, the Participant agrees that he or she will not dispose of any of such Shares prior to the six-month anniversary of the date of grant.

IRELAND

Director Notification Obligation.  If you are a director, shadow director or secretary of the Company’s Irish Affiliates, you must notify the Irish Affiliate in writing within five business days of receiving or disposing of an interest in the Company (e.g., Restricted Stock Units, etc.), or within five business days of becoming aware of the event giving rise to the notification requirement or within five days of becoming a director or secretary if such an interest exists at the time.  This notification requirement also applies with respect to the interests of a spouse or children under the age of 18 (whose interests will be attributed to the director, shadow director or secretary).

PEOPLE’S REPUBLIC OF CHINA

The following terms and conditions are applicable only to citizens or passport holders of the People’s Republic of China:

Mandatory Sale of Shares Upon Vesting.  By accepting the Award, the Participant acknowledges and agrees that the Company, in its sole discretion, may require certain administrative procedures, including, without limitation, the immediate sale of the Shares issued upon the vesting of each Award.  Such Shares may be transferred to a brokerage firm designated by the Company (the “Brokerage Firm”).  The Brokerage Firm, on the Participant’s behalf, may thereafter immediately sell the Shares at the prevailing market price, subject to applicable withholding and fees and any process for the sale set forth by the Company, and deliver the remainder to the Company or its designee, which would then remit such amount to a designated account for payment to the Participant.  As a result of the immediate sale of Shares as set forth in this Appendix, no Shares would be delivered to the Participant, and the Participant would not have any resulting rights as a shareholder of the Company.

Special Administration in China.  The vesting of the Award and the Participant’s ability to receive funds upon the sale of Shares described immediately above shall be contingent upon the Company or its Affiliate obtaining approval from SAFE for the related foreign exchange transaction and the establishment of a SAFE-approved bank account. The receipt of funds by the Participant from such sale of the Shares and the conversion of those funds to the local currency must be approved by SAFE.  In order to comply with the SAFE regulations, the proceeds from the sale of the Shares must be repatriated into China through a SAFE-approved bank account set up and monitored by the Company or its Affiliate.

KOREA

Exchange Control Information.  If you realize US$500,000 or more from the sale of shares of Stock, Korean exchange control laws require you to repatriate the proceeds to Korea within 18 months of the sale.

SINGAPORE

Securities Law Information.  The Units are being made in reliance on section 273(1)(f) of the Securities and Futures Act (Cap. 289) (“SFA”) pursuant to which it is exempt from the prospectus and registration requirements under the SFA.

Director Notification Obligation.  If you are a director, associate director or shadow director of the Company’s Singapore Affiliate, you are subject to certain notification requirements under the Singapore Companies Act.  Among these requirements is an obligation to notify the Company’s Singapore Affiliate in writing when you receive an interest (e.g.,  Units or shares of Stock) in the Company or any Affiliate.  In addition, you must notify the Company’s Singapore Affiliate when you sell share of Stock  (including when you sell Shares issued upon vesting and settlement of the Units).  These notifications must be made within two days of acquiring or disposing of any interest in the Company or any Affiliate.  In addition, a notification of your interests in the Company or any Affiliate must be made within two days of becoming a director.

TAIWAN

Exchange Control Information.  You may acquire and remit foreign currency (including proceeds from the sale of Shares) into and out of Taiwan up to US$5,000,000 per year.  If the transaction amount is TWD$500,000 or more in a single transaction, you must submit a foreign exchange transaction form and also provide supporting documentation to the satisfaction of the remitting bank.

If the transaction amount is US$500,000 or more, you may be required to provide additional supporting documentation to the satisfaction of the remitting bank.  Please consult your personal advisor to ensure compliance with applicable exchange control laws in Taiwan.

UNITED KINGDOM

Securities Law Notice.  This Agreement does not constitute an approved prospectus for the purposes of section 85(1) of the Financial Services and Markets Act 2000 (“FSMA”) and no offer of transferable securities to the public (for the purposes of section 102B of FSMA) is being made in connection with the Plan.  The Plan and the Award are exclusively available in the UK to bona fide employees and former employees of the Company or its UK related subsidiaries.

Tax and National Insurance Contributions Acknowledgment.  The following provision supplements Section 7 of the Agreement:

The Participant agrees that if he or she does not pay or the Company or any Affiliate does not withhold from the Participant the full amount of Tax-Related Items that Participant owes due to the vesting of the Awards, or the release or assignment of the Awards for consideration, or the receipt of any other benefit in connection with the Awards (the “Taxable Event”) within ninety (90) days after the Taxable Event, or such other period specified in Section 222(1)(c) of the U.K. Income Tax (Earnings and Pensions) Act 2003, then the amount that should have been withheld shall constitute a loan owed by the Participant to the Employer, effective ninety (90) days after the Taxable Event.  The Participant agrees that the loan will bear interest at the official rate of HM Revenue and Customs (“HMRC”) and will be immediately due and repayable by the Participant, and the Company and/or the Affiliate  may recover it at any time thereafter by withholding the funds from salary, bonus or any other funds due to the Participant by the Company or an Affiliate, by withholding in Shares issued upon vesting of the Awards or from the cash proceeds from the sale of Shares or by demanding cash or a cheque from the Participant. The Participant also authorizes the Company to delay the issuance of any Shares to him or her unless and until the loan is repaid in full.

Notwithstanding the foregoing, if the Participant is an officer or executive director (as within the meaning of Section 13(k) of the U.S. Securities and Exchange Act of 1934, as amended), the terms of the immediately foregoing provision will not apply.  In the event that the Participant is an officer or executive director and Tax-Related Items are not collected from or paid by him or her within ninety (90) days of the taxable event, the amount of any uncollected Tax-Related Items may constitute a benefit to the Participant on which additional income tax and national insurance contributions may be payable.  Participant will be responsible for reporting any income tax and National Insurance contributions due on this additional benefit directly to HMRC under the self-assessment regime.